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                                                                   EXHIBIT 10.16




                                    FORM OF


                    ENVIRONMENTAL INDEMNIFICATION AGREEMENT

                                by and between

                           PRIME GROUP REALTY, L.P.,
                        a Delaware limited partnership

                                      and

                            THE PRIME GROUP, INC.,
                            an Illinois corporation

                        Dated as of: November __, 1997
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                    ENVIRONMENTAL INDEMNIFICATION AGREEMENT


     THIS ENVIRONMENTAL INDEMNIFICATION AGREEMENT ("Indemnification Agreement") made and entered into this ____ day of November, 1997, by and between The Prime Group, Inc., an Illinois corporation ("Indemnitor"), and Prime Group Realty, L.P., a Delaware limited partnership ("Indemnitee");

                                  WITNESSETH:

     WHEREAS, Indemnitor and Indemnitee have heretofore entered into an agreement for the contribution ("Formation Agreement") of certain properties, commonly known as (i) the Chicago Enterprise Center, located in Chicago, Illinois, (ii) the East Chicago Enterprise Center, located in East Chicago, Indiana and (iii) the Hammond Enterprise Center, located in Hammond, Indiana (the Chicago Enterprise Center, East Chicago Enterprise Center and Hammond Enterprise Center, collectively known as the "Properties");

     WHEREAS, as a condition to its entering into the Formation Agreement, Indemnitee has required that Indemnitor indemnify, save, and hold Indemnitee harmless from and against certain obligations and liabilities which may be incurred by Indemnitee (whether as owner, occupier, or operator of the Properties) by reason of the presence, Release or threatened Release of Hazardous Materials (hereinafter defined) at, on, under, over, about, within or adjacent to the Properties.

     WHEREAS, this Indemnification Agreement is entered into to provide the Indemnitee with the indemnity, protections, and assurances it requires and as an inducement to Indemnitee to enter into the Formation Agreement;

     NOW, THEREFORE, in consideration of the Properties and of the mutual promises and agreements herein contained, the agreements and covenants contained in the Formation Agreement, TEN DOLLARS ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

     1. Recitals. The recitals set forth above are true and correct and are by this reference incorporated herein.

     2. Definitions. As used in this Indemnification Agreement, the terms "Hazardous Materials" "Release" and "Environmental Laws" are defined as follows:

          (a) "Hazardous Materials" means any hazardous or toxic substances, materials or wastes, including, but not limited to, those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. (S) 172.101) and amendments thereto or designated by the United States Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302) and such substances, materials and wastes which are or become regulated under Environmental Law including, without limitation, any material, waste or substance which is: (i) petroleum; (ii) asbestos; (iii) polychlorinated biphenyls; (iv) defined or
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regulated as a "hazardous waste" under Environmental Law; (v) designated as a
"hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C.
(S) 1251 et seq. (33 U.S.C. (S) 1321) or listed pursuant to section 307 of the Clean Water Act (33 U.S.C. (S) 1317); or (vi) defined as a "hazardous substance" pursuant to section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq. (42 U.S.C. (S)
9601).

     (b) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment, including, without limitation, the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials.

     (c) "Environmental Laws" mean all federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards, and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

     3. Indemnification. Indemnitor agrees to exonerate, indemnify, pay and protect, defend (with counsel reasonably approved by Indemnitee), and save and hold Indemnitee and the directors, officers, shareholders, employees, and agents of Indemnitee harmless from and against any claims (including, without limitation, third party claims for personal injury or real or personal property damage), actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities (including sums paid in settlement of claims), interest, or losses, including reasonable attorneys' and paralegals' fees and expenses (including, without limitation, any such fees and expenses incurred in enforcing this Indemnification Agreement or collecting any sums due hereunder), investigation and remediation costs, consultants' fees and experts' fees, together with all other costs and expenses of any kind or nature (collectively, the "Costs") that arise directly or indirectly from or in connection with the presence, suspected presence, Release, or threatened Release of any Hazardous Material on, in or into the air, soil, groundwater or surface water at, on, under, over, about, within or adjacent to the Properties, or any portion thereof, as identified in the reports identified on Exhibit A attached hereto (the "Environmental Reports") in connection with the transportation of Hazardous Materials to or from the Properties. The indemnification provided in this Paragraph 3 shall specifically apply to and include claims or actions brought by or on behalf of employees of Indemnitor. In the event Indemnitee shall suffer or incur any such Costs, Indemnitor shall immediately pay to Indemnitee the total of all such Costs suffered or incurred by Indemnitee upon demand by Indemnitee. Without limiting the generality of the foregoing, the indemnification provided in this Paragraph 3 shall specifically cover Costs, including capital, operating, supervision and maintenance costs, incurred in connection with any investigation or monitoring of site conditions, any clean-up, containment, remediation, removal, or restoration work required or performed by any federal, state or local governmental agency or political subdivision or performed by any nongovernmental entity or person because of the presence, suspected presence, Release or threatened Release of any Hazardous Material on, in or into the air,

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soil, groundwater or surface water at, on, under, about, over, within, or adjacent to the Properties (or any portion thereof), or elsewhere in connection with the transportation of Hazardous Materials to or from the Properties and any claims of third parties for loss or damage due to such Hazardous Material.

     4. Remedial Work. In the event any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal, treatment, stabilization, or other remedial work (collectively, the "Remedial Work") is required at the Properties under any Environmental Laws, by any judicial order, or by any governmental entity, in order to comply with any agreements affecting the Properties because of, or in connection with, any occurrence or event described in Paragraph 3 above, or in order to maintain the marketability of the Properties by attaining certain cleanup standards, Indemnitor shall perform or cause to be performed the required Remedial Work in compliance with such Environmental Laws, agreement or standard. All required Remedial Work shall be performed by one or more contractors, selected by Indemnitor and approved (such approval not to be unreasonably withheld or delayed) in advance in writing by Indemnitee, and under the supervision of a consulting engineer, selected by Indemnitee and approved (such approval not to be unreasonably withheld or delayed) in advance in writing by Indemnitor. All costs and expenses of such required Remedial Work shall be paid by Indemnitor including, without limitation, the charges of such contractor(s) and/or the consulting engineer, and Indemnitee's reasonable consultant, attorney and paralegal fees and costs incurred in connection with monitoring or review of such Remedial Work. In the event Indemnitor shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, such Remedial Work, Indemnitee may, but shall not be required to, cause such Remedial Work to be performed, and all costs and expenses thereof, or incurred in connection therewith shall be Costs within the meaning of Paragraph 3 above. All such Costs shall be immediately due and payable upon demand by Indemnitee.

     5. Notice of Claims. All notices, approvals, consents, requests, and demands upon the respective parties hereto shall be in writing; sent by personal delivery (including, without limitation, nationally recognized courier services such as Federal Express), or by certified or registered mail, postage prepaid and return receipt requested; and addressed as follows:

     To Indemnitor:      The Prime Group, Inc.
                         77 West Wacker Drive
                         Suite 3900
                         Chicago, Illinois  60601
                         Attn:  President

     With a copy to:     The Prime Group, Inc.
                         77 West Wacker Drive
                         Suite 3900
                         Chicago, Illinois  60601
                         Attn:  General Counsel

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     To Indemnitee:      Prime Group Realty Trust
                         77 West Wacker Drive
                         Suite 3900
                         Chicago, Illinois  60601
                         Attn:  President

     With a copy to:     Winston & Strawn
                         35 West Wacker Drive
                         Chicago, Illinois  60601
                         Attn:  Wayne D. Boberg, Esq.

or to such other address as may be furnished in writing for such purpose with a copy to one additional person each as Indemnitor or Indemnitee shall specify in writing.

     6. Participation in Defense of Claims/Duty to Cooperate Notice of Indemnitor. In the event that any claim, action, administrative proceeding (including informal proceedings), or other demand is made by any governmental agency or other third party against Indemnitee involving Costs, Indemnitor shall cooperate with Indemnitee in any defense or other response to any such claim or other demand. Indemnitor shall have the right to participate in the defense or other response to any such claim or demand provided that Indemnitee shall have the right, but not the obligation, to direct and control the defense or response to any such claim or demand. Indemnitor's right to participate in the defense or response to any such claim or demand shall not be deemed to limit or otherwise modify Indemnitor's obligations under this Indemnification Agreement. Indemnitee shall give notice to Indemnitor of any claim or demand governed by this Paragraph 6 within a reasonable period after such claim or other demand first becomes known to Indemnitee.

     7. Subrogation of Indemnity Rights. If Indemnitor fails to perform its obligations under Paragraph 4 above and Indemnitee performs in its stead, Indemnitee shall be subrogated to any rights Indemnitor may have under any indemnifications from any present, future or former owners, tenants, or other occupants or users of the Properties (or any portion thereof) relating to the matters covered by this Indemnification Agreement.

     8. Assignment by Indemnitee. No consent by Indemnitor shall be required for any assignment or reassignment of the rights of Indemnitee hereunder to one or more parties.

     9. Merger, Consolidation, or Sale of Assets. In the event of a dissolution of Indemnitor or other disposition involving Indemnitor or all or substantially all of the assets of Indemnitor to one or more persons or other entities, the surviving entity or transferee of such assets, as the case may be, shall deliver to Indemnitee an acknowledged instrument in recordable form assuming all covenants, agreements, responsibilities, liabilities and obligations of Indemnitor under this Indemnification Agreement.

     10. Independent Obligations: Survival. The obligations of Indemnitor under this Indemnification Agreement shall survive the consummation of the Formation Agreement, and the

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obligations of Indemnitor under this Indemnification Agreement are separate and distinct from the obligations of Indemnitor under the Formation Agreement. This Indemnification Agreement may be enforced by Indemnitee without regard to any other rights and remedies Indemnitee may have against Indemnitor under the Formation Agreement and without regard to any limitations on Indemnitee's recourse as may be provided in the Formation Agreement.

     11. Miscellaneous. If any term of this Indemnification Agreement or any application thereof shall be invalid, illegal, or unenforceable, the remainder of this Indemnification Agreement and any other application of such term shall not be affected thereby. No delay or omission in exercising any right hereunder shall operate as a waiver of such right or any other right. This Indemnification Agreement shall be binding upon, inure to the benefit of, and be enforceable by Indemnitor and Indemnitee, and their respective successors and assigns, including, without limitation, any assignee or Indemnitee of all or any portion of the Indemnitee's interest in the Properties. This Indemnification Agreement shall be governed and construed in accordance with the laws of the State of Illinois.

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     IN WITNESS WHEREOF, Indemnitor and Indemnitee have caused this
Indemnification Agreement to be executed as of the day and year first above written.


                              INDEMNITOR:

                              The Prime Group, Inc.,
                              an Illinois corporation



                              By:
                                 -------------------------------
                              Its:
                                  ------------------------------


                              INDEMNITEE:

                              Prime Group Realty, L.P.,
                              a Delaware limited partnership


                              By:
                                 -------------------------------
                              Its:
                                  ------------------------------

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                                   EXHIBIT A

                             Environmental Reports
                             ---------------------


1. Removal Site Evaluation and Preliminary Assessment -- Event Two Report, April 1997, by Carlson Environmental, regarding the Chicago Enterprise Center

2. Feasibility Study, May 1997, by Carlson Environmental, regarding the Chicago Enterprise Center

3. Remediation Work Plan, February 1997, by Heritage Environmental Services, regarding the East Chicago Enterprise Center

4. Remediation Work Plan, February 1997, by Heritage Environmental Services, regarding the Hammond Enterprise Center

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Document Number: 0251361.04
11-6-97/11:37pm


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